Exhibit 99.1

Summit Financial Services Announces Second Quarter Results

August 15, 2005 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and earnings for the quarter, and six-month period, ended June 30, 2005. For the quarter ended June 30, 2005, the Company reported revenues of $5,381,707, an increase of approximately 33% from the $4,036,994 in revenues reported for the quarter ended June 30, 2004. During the 2005 quarter, the Company reduced its net loss to $18,321, or by approximately 60%, from a loss of $45,256 reported for the quarter ended June 30, 2004.

For the six-month period ended June 30, 2005, the Company reported revenues of $10,058,333, an increase of approximately 11% over revenues of $9, 056,782 reported for the six months ended June 30, 2004. Net income for the June 2005 six-month period increased to $73,540, which represents an increase over net income of $20,241 reported for the June 2004 six-month period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We continue to be successful in growing our independent financial advisor network. For the period ended June 30, 2005, however, our results were impacted by an increase in employment-related expenses, as well as costs associated with recruiting and servicing our financial advisors.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 180 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.